Exhibit 99.1

<Genesys Conference Call
<Confirmation Number: 2507113>
<Date: October 31, 2002>
<Time: 10:00 p.m. EST>
<Header: CJ Moseley-Haley>
<Host: Weldon Watson>
<Length of Call: 60:00>

OPERATOR:    Good day, ladies and gentlemen, and welcome to the ONEOK <Company: ONEOK Inc.; Ticker: OKE; URL: http://www.oneok.com/> third quarter conference call. At this time all lines have been placed on mute to prevent any background noise. Later we will conduct a question and answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Weldon Watson, vice president of investor relations of ONEOK. Mr. Watson, you may begin.

WELDON WATSON, ONEOK:    Good morning, and welcome. As we begin this morning’s conference call, I’ll remind you that any statements that might include company expectations or predictions should be considered forward-looking statements—and as such are covered by the Safe Harbor Provision of the Securities Acts of 1933 and 1934.

It’s important to note that the actual results could differ materially from those projected in such forward-looking statements.

For a discussion of factors that could cause actual results to differ please refer to the MD&A sections of ONEOK’s filings with the Securities and Exchange Commission.

And now David Kyle, ONEOK’s Chairman, President and CEO, will moderate this morning’s conference call. David?

DAVID KYLE, CHAIRMAN, PRESIDENT AND CEO, ONEOK:    Thank you, Weldon, and good morning. I appreciate you joining us today to discuss ONEOK’s third quarter results.

Following my remarks, our chief financial officer Jim Kneale will review the financial highlights for the quarter.

Let me begin by saying that I’m pleased with our quarterly results and I’m sure all of you are aware of our announcement concerning the acquisition of the Texas assets of Southern Union for $420 million.

I am pleased with the opportunity this acquisition brings to ONEOK. As you know, distribution is a core strength for us. We are pleased with the quality of these assets, the quality of the employees who will be joining our team, and the great Texas cities and towns that we will have the privilege to serve as a natural gas distributor.

The acquisition includes 93 cities in Texas with 37 separate regulatory jurisdictions. The largest of these cities include El Paso and the state capital of Austin. Together, they represent 60 percent of the customers.

Ninety-three percent of the 535,000 customers are residential. There’s an average monthly service charge of $7.57, and weather normalization clauses are used in 22 towns and cities, including the largest cities. This has the effect of adding stability to about 78 percent of the revenues.

We are expecting annual EBITDA at $56 million with a run rate of capital expenditures of approximately $17 million. Cap ex may be somewhat higher for the first full year of operations.

Operating income we estimate will be approximately $40 million annually. As always, with any acquisition, we expect there will be some synergies, but none of the numbers reflect those potential benefits.

When the deal closes, ONEOK will become the fourth largest gas distributor in the United States with over 1.9 million customers. We will be the largest distributor in Oklahoma and Kansas and the third largest in Texas.

We announced a few weeks ago the sale of some mid stream assets for $92 million. These properties are not considered core assets for our future. Our expectation is that we will close that sale before year-end.

As I indicated in that release, our strategy remains unchanged. We will continue to grow the company by using our asset base, both acquiring and divesting assets, to position us to greater growth and value in the future. At the same time, we are committed to strengthening our balance sheet and will take the necessary steps to do so.

I would now like to turn the call over to Jim Kneale for a financial review of ONEOK’s third quarter results. Jim?

JIM KNEALE, CHIEF FINANCIAL OFFICER, ONEOK:    Thank you, David.

Yesterday, we reported earnings per share of 17 cents for the third quarter as compared to 16 cents last year. Net income was $20.7 million compared to $18.8 million the year before. Included in the 17 cents are charges of $5 million to cover contingent liabilities associated with litigation, and a $2.4 million charge related to the loss on the sale of mid stream assets. These two items represent approximately four cents per share.

For the quarter, interest expense which includes a charge of $4.7 million related to the debt tender offer completed in August was $29 million compared to $34.7 million last year. Operating income was $69.3 million as compared with $55.7 million a year ago. The production segments operating income decreased from $9.4 million to $7.6 million. Production volumes and prices increased slightly over last year, however increases in operating cost and depreciation and depletion more than offset the increased revenues.

In September, we lifted our $3.51 hedges on production for the remainder of the year and will recognize that income as the related production occurs. As a result, we are capturing the current increases in natural gas prices.

The gathering and processing segment reported operating income of $13.9 million as compared to$ 17.1 million last year. Although natural gas liquid sales volumes increased 32 percent, price decreased about five percent. Volumes of natural gas liquids produced and natural gas processed decreased for the quarter also.

Depreciation expense increased $2.3 million and includes the $2.4 million charge related to the sale of mid stream assets. Operating costs were $29.7 million or about $1.3 million over last year. The increase includes the costs associated with the NGL facilities leased at the end of 2001.

The operating loss for the distribution segment was $14.1 million compared to a loss of $7.5 million last year. A slight increase in customers was offset by warmer weather and increased operating expenses and depreciation.

Transportation and storage operating income increased to $17.5 million from $10.7 million last year. Although volumes transported were flat, transportation revenues decreased due to the impact of lower natural gas price on retained fuel.

Increased sales of inventory gas and amortization of customer contributions in aid of construction also positively impacted this segment.

ONEOK energy marketing and trading reported operating income of $44.2 million as compared to $25 million last year. Increased use of storage and transport capacity to capture intra-month price volatility and adding trading of NGLs and crude oil drove most of this increase.

At the end of the third quarter, 72 BCF of gas is in storage with lease capacity of 80 BCF. As we previously discussed, typically the second and third quarters will have positive mark to market income because of storage injections. Mark to market revenues were $22.2 million for the quarter compared to $27.9 last year. This decline was primarily due to heavier injections in the second quarter that lowered the volume for the third quarter as compared to last year.

For the nine months mark to market earnings were 39 percent of revenues compared to 56 percent last year. As of the end of the quarter, the fair value of our contracts is $134.2 million. Fifty-nine percent of that value turns to cash by March 2003, and 79 percent by March 2004.

Other income on the income statement reflects a charge of $7 million for the quarter. Five million relates to the contingent liability for litigation I mentioned earlier.

For the nine months, cash provided by operating activities was $706.4 million—an increase of $581.0 million over last year. Capital expenditures and acquisitions are 189.4 million, 69.2 million less than last year.

The increased cash flow and reduced capital spending have allowed us to reduce total debt $455 million since December 31, and $417 million from one year ago. Today, we have $394 million of commercial paper outstanding. With a split rating, some investors are unable to invest in our paper. As we approach year end, I expect to start drawing a portion of our working capital needs under our $850 million line of credit, which will increase our borrowing costs slightly to about two-and-a-half percent at today’s rates.

Looking forward to the balance of 2002, we expect our fiscal year earnings to be in the $1.38 per share range.

Finally, as most of you probably read, the EITF issued a ruling last Friday that eliminated mark to market accounting for certain energy contracts. It appears this ruling will apply to some of our storage and transportation contracts and be effective in the first quarter of 2003. There has been no guidance published providing direction and it is anticipated that some of these contracts may now fall under FAS 133, a very complex accounting standard.

At this time we are unable to estimate the impact of the change, not just because we don’t have guidance, but both the makeup of the contracts and more importantly the market will change before January. It is important to note that it does not change what we believe to be the ultimate realizable value of our contracts. It only delays the reporting of those values to when the contracts are settled.

David, that complete my remarks.

KYLE:    Thanks, Jim.

Once again, to help us respond to questions, I’ve asked John Gibson, who is over gathering processing and transportation and storage, Chris Skoog President of ONEOK Energy Marketing and Trading; and Lamar Miller our risk control officer, to join us to help respond to our questions.

At this time, I would open the call to questions.

OPERATOR:    Thank you, gentlemen. If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself queue, please press the pound key. If you are on speaker phone, we would ask that you lift the hand set before asking your question.

Again, if you have a question, please press the one key.

It will be one moment while we get the first question in queue.

And our first question is from Mike Heim with AG Edwards. Mr. Heim, you may begin.

MIKE HEIM, AG EDWARDS:    Thank you. Would you discuss the transfer of assets from the transportation section to the distribution section that’s cited in the footnote and what impact that might have had on the relative performance of the two divisions in this quarter?

KNEALE:    Yes. Mike, this is Jim. What you’re referring to is MCMC Mid-Continent Market Center has been taken back to Kansas Gas Service effective, I think—this quarter and will be—the 10 Q that we’re going to file early next week will have both quarters restated. But I don’t have with me the impact of those—that particular restatement, but we can provide that to you.

HEIM:    Can you speak in general terms, whether that’s part of the explanation why the distribution had the—a drop in—or a larger loss, and the transmission had pretty good results? Or is that—you didn’t cite that one of the reasons in the text. So I’m just wondering if that could have contributed.

KNEALE:    No, Mike. I think if I understand your question, the restatement—we took it both out of ‘02 and ‘01.

HEIM:    OK.

KNEALE:    So there’s—no. So the answer to that question is no. That’s not driving either one of those changes.

HEIM:    OK. Very good. Regarding the drop in interest expense, thanks for the information on the decline in debt. Can you kind of run over your—how your debt is structured? You know specifically, how much is variable and how much you’re gaining from the drop in interest rates in general?

KNEALE:    Yes. Mike, about—of our long-term debt, which is about, I mean the balance sheet will reflect over a $1.5 billion, the debt portion of that is actually about $1.4 billion because we have swaps on—debt is increased for one side of the swap transaction. But of that billion four, about half of that is swapped to floating. And then that, most of that was fixed through February of ‘03 and a portion through April of ‘03.

So part of the answer to that, current rates we’ll expect to see another decrease in our effective interest rate come February and April. I don’t have with me the exact rate—I had that before. I can’t tell you the swapped rate right now.

HEIM:    OK. No, that’s helpful. I’m just looking for general comments about how much is on floating, and that’s helpful. Regarding this change in mark to market—and I haven’t had a chance to look at it closely. You know, I certainly appreciate the difficulties in trying to do a ‘03 estimate here.

But can you speak in more general terms? Will this mean that it will take away some of the earnings that you’re able to book from mark to market or—any general guidance lines on that?

KNEALE:    Well, Mike, I think—you know, first I’ll explain for maybe some people who haven’t read that pronouncement. When we implement that in the first quarter, it will be one-time adjustment to our earnings that’s recorded below the line like any change in accounting. So I think we anticipate that there will—we will have an adjustment because obviously we’ve been on 98-10 for about three years—four years—three years.

The—I guess what would differentiate us significantly from some other mark to market players is that our book is very short dated. And as you saw from the numbers I gave, the $134 million of fair value is another way to—the way I explain that, that $134 million is the cumulative mark to market earnings that are still on the books, while with 80—or 60 percent of that turning to cash in March and another 20 percent, I think it is, turning by the next March, you know, a the lot of our earnings will come back to cash quickly.

All of that said, I think we will have some amount of cumulative catch up adjustment in January.

HEIM:    OK. Very good. Thanks.

KNEALE:    Thanks, Mike.

OPERATOR:    our next question comes from Bob Sullivan of UBS Warburg. Mr. Sullivan, you may go ahead.

BOB SULLIVAN, UBS WARBURG:    Hi. On the marketing business, could you give some idea on maybe year-to-date what portion of those—I’m not sure whether you can do this—of the earnings were due to sort of the seasonal storage play? And what was due to the intra-month volatility-type transactions?

KYLE:    Chris?

CHRIS SKOOG, PRESIDENT, ONEOK ENERGY MARKETING AND TRADING:    Of the overall revenue stream, Bob, I would say close to 60 to 70 percent of our earnings is driven by the storage.

SULLIVAN:    Yes. And is that all 2Q and 3Q, or it that ...

SKOOG:    Well, you go back to first quarter Q …

SULLIVAN:    OK.

SKOOG:    … because we do the physical call business with our local distribution companies that we’ve sold to in the past on where they pay us a reservation fee to have the right to call on gas from us. So we had a lot of that in the first quarter—remember January, February, March last year was warmer than normal. We had a lot—we collected a lot of reservation fee which they didn’t take any gas.

SULLIVAN:    Yes.

SKOOG:    So we had a lot of first quarter earnings from storage also this year. If you go back, I think we had about a $40 million January due to the warm weather.

SULLIVAN:    OK.

SKOOG:    But to go into the breakout at 60-plus percentage storage revenues overall, I’m going to say it’s probably half to three quarters of that is going to be the intra-month volatility, and about 25 to 30 percent of it is based on the formal winter/summer spread that you can see that is very transparent.

SULLIVAN:    OK. So about 30 percent, 30 to 35 percent of the total is sort of the seasonal storage?

SKOOG:    Yes.

SULLIVAN:    Of the total. And then what’s the other 30 percent? You just talked about 60 to 70 percent. Where does the other 30 percent of the earnings come from?

SKOOG:    It just from our core base load business and the other earnings of opening up the crude oil and natural gas liquids.

SULLIVAN:    OK. OK. How much did the crude oil and liquids contribute this quarter?

SKOOG:    For the quarter, I got that right here, just a little over $13.3 million.

SULLIVAN:    OK.

KYLE:    Hi, Bob. This is David Kyle. I also would like to—Chris talked about his customers. Those distribution customers not only include ONEOK affiliate companies, but also more importantly companies that they serve in the upper Midwest, and for which we’ve had a long-standing good relationship with.

And as a result of some of the fallout we’ve seen over this last year, we’re seeing increased opportunities to grow that business. And it’s a really good business for what we do.

SULLIVAN:    OK. Have you given any guidance for—what’s your guidance for ‘03 at this point, for earnings?

KYLE:    We have not given guidance ‘03. We historically have said that we have a cumulative annual growth rate of 10 percent year over year. Obviously this year, if we’re on track as Jim has indicated, we will exceed that as compared to the previous year. But we are in our budget process as we speak and we had not given guidance, but we still stand by that 10 percent year over year average.

SULLIVAN:    OK. And in terms of a liquids prices that you experienced this quarter, did you disclose what those were?

KYLE:    John?

JOHN GIBSON, PRESIDENT, ENERGY GROUP, ONEOK:    Yes. I would be glad to, Bob. This is John.

For this quarter of ‘02, we average averaged about 41 cents per gallon compared to about 43 cents that same quarter last year. And year-to-date, we’re averaging about 38 cents a gallon as compared to 53 cents a gallon year-to-date 2001.

SULLIVAN:    OK. And on the properties that you sold, could you talk about the contracts that were attached to those properties and where your portfolio stands now on the contracts in terms of the percentage that you have previously given—keep whole, percent of proceeds, and fee based.

GIBSON:    Sure. I would be glad to. Of the …

SULLIVAN:    And maybe how much those properties have contributed to EBIT previously?

GIBSON:    OK. First of all, as it relates to contract mix, two of those plants were predominantly center proceeds contracts, two were predominantly keep whole.

The resultant as we stand right now without the assets that we sold, we’re about 42 percent fee based contracts, 28 percent—percent of proceeds contracts, and 30 percent keep whole contracts. The assets that we sold, the operating income for those were about $2 million for the quarter and about $6 million of operating or EBIT for the nine months.

SULLIVAN:    OK. And last question. Just on the acquisition, have you talked at all about the financing for the acquisition?

KYLE:    I don’t think we have, Bob. We obviously expect that the transaction will close before year-end and we’ll look at those alternatives available to us to finance that going forward.

SULLIVAN:    OK. Terrific. Thanks.

OPERATOR:    The next question comes from Zack Schriber from Duquesne Capital.

ZACK SCHRIBER, DUQUESNE CAPITAL MANAGEMENT:    Hi. It’s Zack Schriber from Duquesne Capital management. Can you hear me?

KYLE:    Yes.

ZACK SCHRIBER:    Hi. I was just wondering if you can sort of—for those us who are new to the story—help us sort of break down this $1.38 guidance for 2002 between sort of respective buckets between sort of gas distribution between exploration and production and sort of creating a market, just having a better picture as to where the earnings come from?

KYLE:    Jim?

KNEALE:    Yes, Zack. Just in round numbers—and please, I hope the $1.38 is a range, and you know …

SCHRIBER (ph):    I'll follow up with you offline. Just …

KNEALE:    OK.

SCHRIBER:    I mean you can give it to me now in round numbers and I'll follow-up for details offline.

KNEALE:    OK. I think where we are in putting that estimate together is that the marketing operations operating income will be about $180 million. Gathering and processing $22 million, transportation and storage about $57 million. The distribution entities are around $101 million. And then our production operation about $26 million probably.

SCHRIBER:    Great. Great. And as far as 2003 guidance, when are we going to see it? If at all?

KYLE: I expect we will probably address '03 in some more detail in the first quarter call or actually year-end call. As I said, we're in our budget process currently and you know speculate beyond that 10 percent year over year average wouldn't be prudent.

SCHRIBER:    But I wasn't sure exactly how you answered that question, did you answer that question that although you're not going to give 2003 guidance specifically right now, you're not backing away from the 10 percent year over year growth, is that the way you answered that question?

KYLE:    Yes. Let me be real clear. What I've said is that the 10 percent year over year is the cumulative average. And so you've got to take time periods and look over the time periods to look at that.

SCHRIBER:    Got it.

KYLE:    You can't just assume that next year's numbers are going to be 10 percent higher.

SCHRIBER:    Got it. Can you just update us as to where the balance sheet is, where you are with the rating agencies and how you typically, you know, would think about financing an acquisition of the size of the southern union properties?

KYLE:    Let me take part of that and then I'll ask Jim to supplement. The rating agencies, I think, have both, each indicated in response to our announcement, their views on us. And I think both of them are holding where they are currently. In terms of the financing, as I indicated, we're going to look at alternatives to finance that and we have not ruled out any alternatives. And those alternatives obviously include borrowings, they include potential asset sales and they include potential equity offerings. So we have not ruled out any of those at this point.

SCHRIBER:    OK. Is there a sort of pot of non-core assets just like this sort of G&P assets which are sort of at your fingertips which are non-core which you could sell?

KYLE:    We do have assets we can sell yes.

SCHRIBER:    OK, and can you just go into the sort of mark to market EITF 98-10 a little bit. Is it safe to say that were there to be any sort of change on a retroactive basis that the worst case scenario is that the $137 million dollars sort of net mark to market pre-tax would get written off and then get reversed with the earnings of the next three years, is that kind of what you're saying on a worst case basis?

KYLE:    I don't think that's what we're saying, but I'll call on Jim Kneale and maybe Lamar Miller.

KNEALE:    This is Jim. Let me take that. Again, Lamar Miller may, our vice president of risk control may want to supplement my answer. But the $134 million is the cumulative in my view, that's the cumulative mark to market earnings that are still in our financial statement. Some portion of that relates to, you know, financial derivatives and trading of those items that aren't impacted by new pronouncement.

SCHRIBER:    Got it.

KNEALE:    And what is impacted are storage contracts and transportation contracts. And even if you start splitting that—one of our major storage contracts is with Oklahoma Natural Gas, an affiliate, and it’s not in the mark anyway, ONEOK Gas Storage, I’m sorry, I got the wrong entity there, it’s with an affiliate so it isn’t marked anyway.

SCHRIBER:    Got it.

KNEALE:    Lamar, do you …

LAMAR MILLER, RISK CONTROL OFFICER, ONEOK:    The only thing I would add to that, this statement came up Friday late and applies basically to the in the 98-10 literature people snuck in storage and transport contracts at the last second when they passed that literature, and that is the stuff that you’ve seen in tolling arrangements too. Some of the companies that we know that are in the market that have a lot of tolling arrangements with them. And those are the items I normally see there in the model section that people do not have comfort with the modeling results. That is why the bill has been rescinded, I mean the SEC wanted it rescinded and it got rescinded. So really at 01/03 we’ll be able to determine what it is, but the worst-case scenario I just—I don’t think you can even speak to until you get there.

SCHRIBER:    Again, can you just update us on where the balance sheet is on the debt to total cap basis and I think you said something about commercial paper, about sort of—about using the credit facility to support it?

KNEALE:    Yes, let me, Zack, answer both of those or try to.

SCHRIBER:    Sure.

KNEALE:    At the end of the quarter, we’re 53 percent long-term debt, 47 percent equity.

SCHRIBER (ph):    Got it.

KNEALE:    The comment I made about commercial paper is because we are now split rating since Moody’s lower our rating and we’re A1 to P2 rated.

SCHRIBER:    Got it.

KNEALE:    Some investors can’t hold split rated paper over the end of the year.

SCHRIBER:    Got it.

KNEALE:    And so for some portion of our commercial paper, we will draw under our credit facility that’s in place.

SCHRIBER:    But if your P 2 rated, you still have normal access, it’s just a—I mean isn’t it if you go below P 2 that’s where you lose normal access?

KNEALE:    Well even at the—yes, but, with an A1-P2 we still are being able to issue commercial paper.

SCHRIBER:    Yes, sir.

KNEALE:    Just not to fund all of our—we project when we approach the end of the year, we saw this for a different reason at Y2K, it was just almost impossible to issue commercial paper because of the uncertainty in the market over that year end. And we’re seeing a little bit of that confusion, not Y 2 K, but with a split rating as we begin approaching the end of the year.

SCHRIBER:    Great, great. Final question is just can you just update us—not that close with the company, but just update us where we are with the Western Resources situation and if we’re using the balance sheet to go out and buy stuff from Union, is it safe to say we don’t need to use the balance sheet to take Western Resource out of its ownership interest.

KYLE:    Yes, let me supplement what Jim said so that we’re clear. I think that this commercial paper issue is a year-end anomaly. It is not indicative of any kind of problem we’ve got. As to the Westar ownership position, as you are well aware, we went through the end of August and notified them of our decision not to purchase those shares. They are in a 13-month time frame under which they are free to sell those shares under the terms of the agreement into the market. And that is the current status.

SCHRIBER:    Great. Thanks very much for the time.

KYLE:    Thank you.

OPERATOR:    the next question comes from Steve Ravel with Boddy Brown Asset Management.

STEVE RAVEL, BODDY BROWN ASSET MANAGEMENT:    I’m sorry could you just go through again the accounting pronouncement you were working under and what it will be?

MILLER:    Lamar, again, I assume you’re talking about the 98-10 pronouncement. The mark to market or energy contract pronouncement.

RAVEL (ph):    so it was 98-10.

MILLER:    98-10 came out in 1998. So it basically took any energy merchant company that was in the gas—natural gas or energy business that did not have basically assets behind it and put them on mark to market accounting. At that time, they also were running through FAS 133 accounting for derivative practices that became effective 2000, I believe, that also had mark to market implications if you could not designate something a hedge. So basically what they have done is say 98-10 will be removed off the table and now all the contracts that you had within your energy trading business, if you want to defer gains or loss it has to qualify now as a hedge at 133.

RAVEL:    OK.

MILLER:    So to make it, try to make it easy here, which is not very easy to do, but on your storage if you have gas in the ground with a WACOG of three dollars and you have sold your storage out for January with a four dollar contract, previously, we would recognize that dollar today with certain reserves against it. Under the new literature, at least in my opinion and not in our accounting opinion or anything else, but what I believe will happen now is we’ll try to designate a set of hedges and that dollar will now come in January. So it will be pushed more on accrual basis of accounting. But anything outside, any derivative contracts outside items that we declare a hedge will still be in mark to market accounting. So it did not eliminate mark to market accounting per say it just eliminated storage contracts and transportation contracts that were under that pronouncement.

KYLE:    And for those tolling arrangements.

MILLER:    And those long rated tolling arrangements that were 10 to 25 years and we do not have any of those on our books.

RAVEL:    OK.

OPERATOR:    the next question comes from Darryl Gagen with Luminous Asset Management.

DARRYL GAGEN, LUMINOUS ASSET MANAGEMENT:    this is Darryl Gagen, congratulations on a good quarter. Just a couple of questions around spreads and sort of outlook. Can you tell me what kind of realized frac spread you’ve done this quarter and then sort of what your outlook is for ‘03.

KYLE:    John?

GIBSON:    Yes, when we look at our, I mean everybody measures their frac spreads different ways, but if you just look at the premium of natural gas on a BTU basis relative to natural gas, we’ve seen those decrease from for the quarter from 2001 to 2002 and in the order of magnitude of they were roughly $2 premium BTU in 2001 to about $1.65 in 2002. If you look at the year on year comparison to the nine months ended 2001, we were about $1.12 per BTU premium NGLs over natural gas and in this same period of time in 2002 it’s $1.45. So we’ve seen an increase on a year-to-date basis, we’ve seen a decrease on a quarter-to-quarter basis. Most of that can be traced back to the volatility in natural gas prices.

As we’ve talked earlier, in 2001 we had extremely strong gas prices in the first half of the year, primarily the first quarter whereas this year we’ve had a relatively low gas prices rising throughout year. First, the look forward will tell that you our view, based primarily on the NYMEX strip, appears that gas has continued to strengthen and gas continuing to strengthen in any environment does not bode well for keep whole contracts which again just fortifies our strategy over the last couple of years to reduce our exposure to keep whole spread risk and move more towards fee based contracts and percent of proceeds contracts where we and the producer benefit from both rising natural gas liquids prices and natural gas prices.

OPERATOR:    Thank you if you do have a question at this time, again, press the one key on your touch-tone telephone. The next question comes from Judd Bonham with Cadmiss Capital.

JUDD BONHAM, CADMISS CAPITAL:    Hi, guys. Can you give some detail or background on the Southern Union deal. It seems like you’ve had a reasonably litigious history with this company. They have in the past talked down these assets. They’ve not portrayed these assets as assets that they wanted to hold on to. And while you wouldn’t have saved dry powder to either buy back the stock from Western or do other deals. So just a little bit of background on this deal. Then for 2003, could you give us it sounds like the earnings picture, you’ll have to get back to us on because of the accounting pronouncement, but could you just look at cash economics, could you give us an idea for cash from operations and cash and cutbacks and where that leaves us in terms of free cash generation?

KYLE:    Let me address this question with respect to these assets. As I indicated, we believe these are quality assets, and our due diligence team and our transition team that has been put in place, all the effort and all the feedback that we’re getting through that process not just confirms that fact. We think that these assets will be great assets for our business mix. We think it’s a strategic move for us into this market area and as I said, we’re excited about the opportunity to come with this acquisition.

You know, just little tongue-in-cheek, there a—each October there’s a tradition that occurs in Dallas where the University of Texas, University of Oklahoma get together and sort of duke it out. We’ll be sort of in a unique position of serving both of those college towns going forward. So as I said, we’re very excited about this acquisition and the prospect that it brings. With respect Western, our situation, as I’ve said, we went through a very detailed analysis and came to the conclusion that it was not in our best interests to acquire those shares under the terms that we had available to us, and we are in this window of 13 months where they are free to sell those shares in the market and that’s really all that—all I can say on that issue. Jim, you want to come in on the second part of that question?

KNEALE:    Yes, Judd if I understood what you’re asking, I would really at this point refer back to David’s earlier answer. We are in the process of putting our forecast together for next year. I think it would be premature at this time for me to speculate much further than that on that forecast. I can address capital spending, you know, this year capital spending, we still expect to be about $100 million below the prior year and I think that will, excluding the addition for the southern union acquisition, I think that’s our expectation to be going forward is capex to be more in that range on a go forward basis. But that’s really all I would comment on at this point in time.

BONHAM:    OK. Great. Thank you.

OPERATOR:    Again if you on a speakerphone, if you could lift the hand set before asking your question. The next question comes from Paul Salmicker with USAA investment management.

PAUL SALMICKER, USAA INVESTMENT MANAGEMENT:    Hi.

KYLE:    Good morning.

SALMICKER:    I wonder if you could give us some clarity or detail on the cash plus statements specifically operating cash flow, some of the working capital accounts and also specifically changes in cash from price risk management assets and liabilities. Thank you.

KYLE:    Jim?

KNEALE:    Well, the I guess if you look at cash flow, you know, provided by operating activities, one of the components included in that is the change in working capital. And you know, part of that is I think, I don’t have these numbers accumulated so it’s a little difficult. About 200—probably about $300 million of that change is a reduction in our working capital. Just, again, if you think back prices are lower and things like that has just brought work capital back. The remainder of the substantial change today from a year ago is our deferred taxes and that’s being driven by the same two items we discussed previously, our—some of our mid stream assets are located on Indian land here in Oklahoma and we get greatly accelerated depreciated from those and then, we also with the tax law change, we’re able to carry back some NOLs that those depreciation rates cause back to—back five years instead of two. So with all of those items it generates a pretty high cash flow from operations. The mark to market to price risk management assets the mark to market income for the same time is a $75 million dollars, and that is excluded from that cash flow number.

SALMICKER:    So total operating cash flow then? Is what?

KNEALE:    you know, if you throw some other items out, I think when you get to the income statement—the cash flow statement is going to be at $706 million for the quarter, I mean the nine months to date.

SALMICKER:    706 operating cash flow for the nine months.

KNEALE:    Yes.

SALMICKER:    Roughly 350 million, what was subtracted to get to that number by changes in working capital, which I assume includes a swing in the price of the risk management and asset and liabilities, right?

KNEALE:    That 700—let me make sure, that $706 million includes about $350 million of changes in assets and liabilities.

SALMICKER:    Right. OK. Thank you.

KNEALE:    Thank you. .

OPERATOR:    the next question comes from Derek Cribs with Glen View Capital.

DEREK CRIBS, GLEN VIEW CAPITAL:    Hi guys, hi Weldon.

WATSON:    Hello.

CRIBS:    Along the same lines, could you please give us the same numbers for operating cash flow for the quarter?

KYLE:    Jim?

KNEALE:    at this time, I don’t have, you know, because of the way we file in the Q, I don’t have that data right now. So I guess the answer at this point in time, no I can’t.

CRIBS:    And capex for the quarter, same thing?

KNEALE:    No, I do have that. Let me open my piece of paper. Capex for the quarter was $55.5 million. A year ago it was 69.3 million.

CRIBS:    And just one more question on the trading business for those of us who are new to the company. It’s obviously been a great year for the trading business. How should we be thinking about how sustainable that is? Does it have to do—this year being great, is it just because you built the business up? Was there something going on with the forward curve being particularly steep this year? Just trying for our own models here, it’s very difficult to model that part of the business and any guidance you could give would be greatly appreciated.

KYLE:    Let me begin by saying, our business, our marketing and trading business is very different from many of those that are really common household names. Our business is dependent upon and largely a strategy centered around delivery of gas under very short notice. And there are customers that really value that service we’ve talked about who those types of customers are. And so that strategy and that business model has served us well. From my standpoint, I don’t see us departing from that strategy as we go forward. Now, to go into more detail, let me ask Chris to supplement if he would.

SKOOG:    Yes. This year has been a good year, all the turmoil that’s going on in the industry, our physical business is growing very slowly. We’re growing it at a pace that we can feel that we can manage. And that’s why you see our volumes are up just slightly over a year ago, but more importantly our margins are continuing to increase on the physical side of the business, due to the lack of the number of players or due to the consolidation in the industry, due to all this turmoil under the accounting pronouncements, our ability to harvest margins from new customers from our existing companies is continuing to increase. Our storage activity as David has mentioned is the center point of our business strategy and our transportation that we call between basins this year has been significantly good to us because of our amount of capacity that we hold out in the Rockies to the mid continent.

As we are well aware the Anadarko basins continue to decline, all the drilling in the lower 48 seems to be coming out of the Rockies and there’s a transportation capacity issue on getting that gas out, which is widening that spread to two dollars right now. And we see that coming in over time, but we still continue to be very strong holder and looking at that position and enhancing our position in that capacity from the Rockies to mid continent. We think that’s where the most prolific drilling will be coming from in the United States over the next three to five years. So as we go forward with our continued storage strategy, coupled with our additional capacity coming in out of the Rockies, we are comfortable that what we have built will maintain our earnings stream.

CRIBS:    OK. Thank you very much, guys.

KYLE:    Thank you.

OPERATOR:    A follow up question from Darryl Gagen at Luminous Assets Management.

DARRYL GAGEN, LUMINOUS ASSETS MANAGEMENT:    This is Darryl getting in from Luminous, I think I got cut off earlier. I just wanted to find out what the weather impact was from your various businesses impacted by that for this quarter and year-to-date?

KYLE:    Jim, do you have any data on that?

KNEALE:    No, I know the answer is no, I have some general data and primarily, through the only businesses that are impacted by weather are our distribution businesses because both of them have weather normalization, however their large industrial customers and wholesale customers who use natural gas for heating are not weather normalized and I do know that this quarter was warmer than the quarter a year ago, so that would have had some impact, but I don’t have that quantified and it’s pretty difficult to do.

GAGEN:    OK. And then just a follow-up in the balance sheet. Can you just go over the ratios again. I think it was 52 percent long-term debt to cap and then …

KNEALE:    47 percent equity.

GAGEN (ph):    and then for the ‘02 estimates you gave, those were EBIT. I missed the EM&T estimate. I think it was like 22 for gas processing, 57 transportation and storage. Can you just repeat the EM&T number.

KNEALE:    Are you talking about the marketing and trading company.

GAGEN:    Yes.

KNEALE:    It was 180.

GAGEN:    OK. Thank you very much, guys.

KYLE:    Thank you.

OPERATOR:    our next question comes from Mike Heim with AG Edwards.

KYLE:    Hi, Mike.

HEIM:    marketing and processing is pretty much been asked and answered. So I’ll pass.

KYLE:    OK. Thanks.

OPERATOR:    Due to time restraints at this time, we’ll be going back to the speaker. And Mr. Watson, you may take over.

WATSON:    OK. This concludes ONEOK’s third quarter 2002 conference call. As a reminder our quiet period for our year-end earnings will be when we close our books in early January and extend until the release of our 2002 earnings. We will provide a date for our year-end earnings release in a conference call later. This is Weldon Watson, I will be available throughout the day for follow-up questions concerning today’s conference call at 918-588-7158. On behalf of ONEOK thank you for joining us and good day.

OPERATOR:    Ladies and gentlemen this conference will be available on replay later this afternoon until November 7th. That number is 888-211-2648. And the conference ID number will be 2507113. At this time this concludes today’s conference. Thank you for your participation. You may disconnect at this time

END